EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Winmark Corporation:

We consent to the incorporation by reference in the Registration Statement File Numbers 33-85972, 33-85956, 33-79176, 33-71772, 333-3236 and 333-3066, on Form S-8 of Winmark Corporation of our report dated February 6, 2004, except as to note 12, which is as of March 12, 2004, with respect to the consolidated balance sheets of Winmark Corporation as of December 27, 2003 and December 28, 2002, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows for the years then ended, which report appears in the December 27, 2003 annual report on Form 10-K of Winmark Corporation.

Our report on the 2003 consolidated financial statements refers to our audit of the disclosures added to revise the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of December 30, 2001.  However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Winmark Corporation, other than with respect to such disclosures.

/s/ KPMG LLP

Minneapolis, Minnesota
March 19, 2004